Exhibit 5.1

Goodwin Procter LLP Counselors at Law 4365 Executive Drive, Ste 300 San Diego, CA 92121	T: 858.202.2700 F: 858.457.1255 goodwinprocter.com
June 29, 2007
AVANIR Pharmaceuticals
101 Enterprise, Suite 300
Aliso Viejo, CA 92656
     Re: Securities Being Registered under Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of an aggregate of 2,238,975 shares (the “Shares”) of Common Stock, no par value, of AVANIR Pharmaceuticals, a California corporation (the “Company”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the laws of the State of California.
     For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the equity incentive plans and agreements under which they may be issued, will be validly issued, fully paid and nonassessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter llp
GOODWIN PROCTER llp